Ex. 16.1

SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
7931 S. Broadway, #314
Littleton, CO 80122
(303) 480-5037  FAX (303) 379-5394

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dear Commissioners:

We have read the statements included under Item 4.01 “Changes in Registrant’s Certifying Accountant” in the amended Form 8-K filed with the U.S. Securities and Exchange Commission on or about May 30, 2012, of Capital Group Holdings, Inc., and we agree with such statements as they pertain to our firm, except that we have no basis to agree or disagree with the statement regarding the board’s approval to change independent accountants.

We hereby consent to the filing of this letter as an exhibit to the foregoing amended report on Form 8-K.

Yours truly,

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Littleton, Colorado

May 30, 2012